The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 13, 2026

JPMorgan Chase Financial Company LLC	August 2026

Pricing Supplement

Registration Statement Nos. 333-293684 and 333-293684-01

Dated August     , 2026

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September 3, 2032

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Market-Linked Notes, which we refer to as the notes, will pay no interest. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus at least 140.50% of the appreciation of the basket from the initial basket value to the final basket value. However, if the final basket value is less than or equal to the initial basket value, at maturity investors will receive only the stated principal amount and will receive no supplemental redemption amount. The notes are for investors who are concerned about principal risk, but seek an equity-based return, and who are willing to forgo current income in exchange for repayment of the principal at maturity and the opportunity to earn a return reflecting at least 140.50% of the appreciation of the basket from the initial basket value to the final basket value. The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:
Underlying indices	Bloomberg ticker symbol	Basket weighting
EURO STOXX 50® Index (the “SX5E Index”)	SX5E	40.00%
TOPIX® Index (the “TPX Index”)	TPX	25.00%
FTSE® 100 Index (the “UKX Index”)	UKX	17.50%
Swiss Market Index (the “SMI Index”)	SMI	10.00%
S&P/ASX 200 Index (the “AS51 Index”)	AS51	7.50%
We refer to the SX5E Index, the TPX Index, the UKX Index, the SMI Index and the AS51 Index as the underlying indices. Because the SX5E Index makes up 40% of the basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the SX5E Index.
Aggregate principal amount:	$
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount note:
$1,000 + supplemental redemption amount
If the final basket value is less than or equal to the initial basket value, for each $1,000 stated principal amount note:
$1,000
In no event will the payment at maturity be less than the stated principal amount of $1,000 per note. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.
Supplemental redemption amount:	$1,000 × participation rate × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Participation rate:	At least 140.50%. The actual participation rate will be provided in the pricing supplement and will not be less than 140.50%.
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Pricing date:	August , 2026 (expected to price on or about August 28, 2026)
Original issue date (settlement date):	September , 2026 (4 business days after the pricing date)
Valuation date*:	August 31, 2032
Maturity date*:	September 3, 2032
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per note	$1,000.00	$30.00(2)	$965.00
		$5.00(3)
Total	$	$	$
(1)	See “Additional Information about the Notes — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the notes.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $30.00 per $1,000 stated principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount note.

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Risk Factors — Risks Relating to the Notes Generally — We may accelerate your notes in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if an acceleration event occurs” in this pricing supplement

If the notes priced today and assuming a participation rate equal to the minimum listed above, the estimated value of the notes would be approximately $943.70 per $1,000 stated principal amount note. The estimated value of the notes on the pricing date will be provided in the pricing supplement and will not be less than $920.00 per $1,000 stated principal amount note. See “Additional Information about the Notes — The estimated value of the notes” in this document for additional information.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Risk Factors” beginning on page 9 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Notes” at the end of this document.

Product supplement no. 3-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

Underlying supplement no. 1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf

Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September 3, 2032

Terms continued from previous page:
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]
Index return:	With respect to each underlying index: (final index value – initial index value) initial index value
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date
Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
CUSIP / ISIN:	46661KLS5 / US46661KLS59
Listing:	The notes will not be listed on any securities exchange.

August 2026	Page 2

JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September
3, 2032

Investment Summary

Market-Linked Notes

The Market-Linked Notes Based on the Performance of a Basket of Five Indices due September 3, 2032 (the “notes”) provide investors with an opportunity to receive a return reflecting at least 140.50% (to be provided in the pricing supplement) of the positive performance of the basket.

If the final basket value is greater than the initial basket value, the notes will pay the stated principal amount of $1,000 plus a supplemental redemption amount. The supplemental redemption amount provides at least 140.50% upside participation (e.g., assuming a participation rate of 140.50%, if the basket appreciates 10% from the initial basket value to the final basket value, the investor receives 100% of principal plus 14.05% at maturity) in the performance of the basket. If the final basket value is equal to or less than the initial basket value, the payment at maturity per note will be equal to the $1,000 principal amount of notes. The notes do not pay interest, and all payments on the notes, including the repayment of principal at maturity, are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Maturity:	6 years
Participation rate:	At least 140.50% (to be provided in the pricing supplement)
Basket weightings:	40.00% for the SX5E Index, 25.00% for the TPX Index, 17.50% for the UKX Index, 10.00% for the SMI Index and 7.50% for the AS51 Index

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each underlying index is an “Index.”

August 2026	Page 3

JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September
3, 2032

Key Investment Rationale

The notes offer at least 140.50% (to be provided in the pricing supplement) participation in the positive performance of the basket, while providing for the repayment of the principal amount at maturity. At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus at least 140.50% (to be provided in the pricing supplement) of the appreciation of the basket. At maturity, if the basket has depreciated, the investor will receive only the stated principal amount.

Repayment of Principal	The notes offer investors 1 to 1 upside exposure to any basket percent increase, while providing for the repayment of principal in full at maturity.
Upside Scenario	The final basket value is greater than the initial basket value and, at maturity, the notes pay the stated principal amount of $1,000 plus a return equal to at least 140.50% of the basket percent increase. The actual participation rate will be provided in the pricing supplement.
Par Scenario	The final basket value is less than or equal to the initial basket value. In this case, at maturity, the notes pay the stated principal amount of $1,000 per note.

August 2026	Page 4

JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September
3, 2032

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$1,000 per note
Participation rate:	140.50% (which represents the lowest hypothetical participation rate)*
* The actual participation rate will be provided in the pricing supplement and will not be less than 140.50%.
Notes Payoff Diagram

How it works

▪	Upside Scenario. Under the hypothetical terms of the notes, if the final basket value is greater than the initial basket value, for each $1,000 stated principal amount note, investors will receive the $1,000 stated principal amount plus a return equal to 140.50% of the appreciation of the basket over the term of the notes.
▪	For example, if the basket appreciates 10%, investors will receive a return of 14.05%, or $1,140.50 per note.
▪	Par Scenario. If the final basket value is less than or equal to the initial basket value, at maturity investors will receive the stated principal amount of $1,000 per note.
▪	For example, if the basket depreciates 5%, investors will receive the $1,000 stated principal amount per note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

August 2026	Page 5

JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September
3, 2032

Hypothetical Payouts on the Notes at Maturity

Below are three examples of how to calculate the payment at maturity based on the hypothetical values of the underlying indices in the respective tables below. The following hypothetical examples are provided for illustrative purposes only. Actual results may vary.

The hypothetical initial index value of each underlying index of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial index value of any underlying index.  The actual initial index value of each underlying index will be the closing level of that underlying index on the pricing date and will be provided in the pricing supplement.  For historical data regarding the actual closing levels of each underlying index, please see the historical information set forth under “Basket Overview” in this pricing supplement.

Example 1: The final basket value is greater than the initial basket value.

Underlying index	Basket weighting	Hypothetical initial index value	Hypothetical final index value	Index return
SX5E Index	40.00%	100.00	103.00	+3.00%
TPX Index	25.00%	100.00	103.00	+3.00%
UKX Index	17.50%	100.00	103.00	+3.00%
SMI Index	10.00%	100.00	103.00	+3.00%
AS51 Index	7.50%	100.00	103.00	+3.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket value = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(103.00 – 100.00) / 100.00] × 40.00% = 1.200%
[(103.00 – 100.00) / 100.00] × 25.00% = 0.750%
[(103.00 – 100.00) / 100.00] × 17.50% = 0.525%
[(103.00 – 100.00) / 100.00] × 10.00% = 0.300%
[(103.00 – 100.00) / 100.00] × 7.50% = 0.225%
1.200% + 0.750% + 0.525% + 0.300% + 0.225% = 3.00%

Final basket value	=	100 × (1 + 3.00%), which equals 103
Basket percent increase	=	(103 – 100) / 100, which equals 3.00%

The payment at maturity per note will equal $1,000 plus the supplemental redemption amount.  The supplemental redemption amount will equal (i) $1,000 times (ii) the participation rate times (iii) the basket percent increase, or:

$1,000 × 140.50% × 3.00% = $42.15

At maturity, investors will receive $1,042.15 per $1,000 stated principal amount note.

August 2026	Page 6

JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September
3, 2032

Example 2: The final basket value is less than the initial basket value.

Underlying index	Basket weighting	Hypothetical initial index value	Hypothetical final index value	Index return
SX5E Index	40.00%	100.00	91.00	-9.00%
TPX Index	25.00%	100.00	91.00	-9.00%
UKX Index	17.50%	100.00	91.00	-9.00%
SMI Index	10.00%	100.00	91.00	-9.00%
AS51 Index	7.50%	100.00	91.00	-9.00%

Initial basket value = 100

Final basket value = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(91.00 – 100.00) / 100.00] × 40.00% = -3.600%
[(91.00 – 100.00) / 100.00] × 25.00% = -2.250%
[(91.00 – 100.00) / 100.00] × 17.50% = -1.575%
[(91.00 – 100.00) / 100.00] × 10.00% = -0.900%
[(91.00 – 100.00) / 100.00] × 7.50% = -0.675%

(-3.600%) + (-2.250%) + (-1.575%) + (-0.900%) + (-0.675%) = -9.00%

Final basket value	=	100 × [1 + (-9.00%)], which equals 91

The payment at maturity per note will equal $1,000.

Because the final basket value is less than the initial basket value, investors will receive the stated principal amount of $1,000 per note, without receiving any positive return.

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September
3, 2032

Example 3: The final basket value is less than the initial basket value.

Underlying index	Basket weighting	Hypothetical initial index value	Hypothetical final index value	Index return
SX5E Index	40.00%	100.00	20.00	-80.00%
TPX Index	25.00%	100.00	103.00	+3.00%
UKX Index	17.50%	100.00	103.00	+3.00%
SMI Index	10.00%	100.00	103.00	+3.00%
AS51 Index	7.50%	100.00	103.00	+3.00%

Initial basket value = 100

Final basket value = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(20.00 – 100.00) / 100.00] × 40.00% = -32.000%
[(103.00 – 100.00) / 100.00] × 25.00% = 0.750%
[(103.00 – 100.00) / 100.00] × 17.50% = 0.525%
[(103.00 – 100.00) / 100.00] × 10.00% = 0.300%
[(103.00 – 100.00) / 100.00] × 7.50% = 0.225%
(-32.000%) + 0.750% + 0.525% + 0.300% + 0.225% = -30.20%

Final basket value	=	100 × (1 + (-30.20%)), which equals 69.80

In the above example, the final index values of all the underlying indices except for the SX5E Index (with a combined weighting of 60.00% of the basket) are each higher than their respective initial index values, but the final index value of the SX5E Index (with a weighting of 40.00% of the basket) is less than its initial index value. Accordingly, although the final index values of 60.00% (by weight) of the basket have increased in value over their respective initial index values, the final index value of the other 40.00% (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other underlying indices and, consequently, the final basket value is less than the initial basket value.

The payment at maturity per note will equal $1,000.

Because the final basket value is less than the initial basket value, investors will receive the stated principal amount of $1,000 per note, without receiving any positive return.

August 2026	Page 8

JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September
3, 2032

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to the Notes Generally

▪	The notes do not pay interest and may not pay more than the stated principal amount. If the final basket value is less than or equal the initial basket value, you will receive only the stated principal amount for each note you hold at maturity and will receive no supplemental redemption amount. As the notes do not pay any interest, if the basket does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The notes have been designed for investors who are willing to forgo market fixed or floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the basket.
▪	The notes are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
▪	Correlation (or lack of correlation) of performances among the underlying indices may reduce the performance of the basket, and changes in the values of the underlying indices may offset each other. The notes are linked to an unequally weighted basket consisting of the underlying indices. Movements and performances of the underlying indices may or may not be correlated with each other. At a time when the value of one or more of the underlying indices increases, the values of the other underlying indices may not increase as much or may decline. Therefore, in calculating the final basket value, increases in the value of one or more of the underlying indices may be moderated, or more than offset, by the lesser increases or declines in the values of the other underlying indices. High correlation of movements in the values of the underlying indices during periods of negative returns could have an adverse effect on your return on your investment. There can be no assurance that the final basket value will be greater than the initial basket value.
▪	The underlying indices are not equally weighted. Because the underlying indices are not equally weighted, the same percentage change in two of the underlying indices may have different effects on the basket closing value. For example, because the weighting for the SX5E Index is greater than the weighting for the TPX Index, a 5% decrease in the value of the SX5E Index will have a greater effect on the basket closing value than a 5% increase in the value of the TPX Index. Because the SX5E Index makes up 40.00% of the basket, we expect that generally the market value of your notes and your payment

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September
3, 2032

at maturity will depend significantly on the performance of the SX5E Index. See “Hypothetical Payouts on the Notes at Maturity — Example 3” in this document.

▪	Secondary trading may be limited. The notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. JPMS may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.
▪	We may accelerate your notes in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if an acceleration event occurs. Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the notes as of the date of the notice of acceleration. An acceleration event means there is an announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the notes or our ability to hedge or perform our obligations under the notes. If the payment on your notes is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.
▪	The final terms and estimated valuation of the notes will be provided in the pricing supplement. The final terms of the notes will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the participation rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the participation rate.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the notes and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The calculation agent will determine the initial index values, the final index values and the final basket value and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to any underlying index or calculation of the final index value of any underlying index in the event of a discontinuation or material change in method of calculation of that underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the notes on or prior to the pricing date and prior to maturity could adversely affect the values of the underlying indices and, as a result, could decrease the amount an investor may receive on the notes at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value of an underlying index and, therefore, could potentially increase the level that the final

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JPMorgan Chase Financial Company LLC

Market-Linked Notes Based on the Performance of a Basket of Five Indices due September
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index value of an underlying index must reach before you receive a payment at maturity that exceeds the stated principal amount of the notes. Additionally, these hedging or trading activities during the term of the notes, including on the valuation date, could adversely affect the final basket value and, accordingly, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

▪	The estimated value of the notes will be lower than the original issue price (price to public) of the notes. The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “Additional Information about the Notes — The estimated value of the notes” in this document.
▪	The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. The estimated value of the notes is determined by reference to internal pricing models of our affiliates. This estimated value of the notes is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the notes from you in secondary market transactions. See “Additional Information about the Notes — The estimated value of the notes” in this document.
▪	The estimated value of the notes is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Additional Information about the Notes — The estimated value of the notes” in this document.
▪	The value of the notes as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the notes for a limited time period. We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Additional Information about the Notes — Secondary market prices of the notes” in this document for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the notes will likely be lower than the original issue price of the notes. Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the

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original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Secondary trading may be limited” above.

▪	Secondary market prices of the notes will be impacted by many economic and market factors. The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing levels of the underlying indices, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying indices and the basket;
o	the time to maturity of the notes;
o	the dividend rates on the equity securities included in the underlying indices;
o	the actual and expected positive or negative correlation among the underlying indices, or the actual and expected absence of any such correlation;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the underlying indices trade and the correlation among those rates and the values of the underlying indices; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Underlying Indices

▪	Investing in the notes is not equivalent to investing in the basket or the underlying indices. Investing in the notes is not equivalent to investing in the basket, any underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute any underlying index.
▪	Adjustments to any underlying index could adversely affect the value of the notes. The underlying index publisher of any underlying index may discontinue or suspend calculation or publication of that underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to any discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The notes are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying indices have been issued by non-U.S. companies. Investments in the notes linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available

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information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

▪	The notes are not directly exposed to fluctuations in foreign exchange rates. The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the underlying indices are based, although any currency fluctuations could affect the performance of the underlying indices. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the notes. Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or the securities included in any underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the notes or any underlying index. These legislative and regulatory actions could result in restrictions on the notes. You may lose a significant portion or all of your initial investment in the notes if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

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Basket Overview

The basket is an unequally weighted basket composed of five underlying indices.

Underlying Indices

The EURO STOXX 50® Index. The EURO STOXX 50® Index is a free-float market capitalization-weighted index composed of 50 of the largest stocks in terms of free-float market capitalization traded on the major exchanges of 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The STOXX Benchmark Indices” in the accompanying underlying supplement.

The TOPIX® Index.  The TOPIX® Index, also known as the Tokyo Stock Price Index, is a free float-adjusted market capitalization-weighted index of common stocks listed on the Tokyo Stock Exchange, Inc. covering an extensive portion of the Japanese stock market. For additional information about the TOPIX® Index, see “Equity Index Descriptions — The TOPIX® Index” in the accompanying underlying supplement.

The FTSE® 100 Index. The FTSE® 100 Index measures the composite price performance of stocks of the 100 largest U.K. companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSE® 100 Index” in the accompanying underlying supplement.

The Swiss Market Index. The Swiss Market Index (“SMI®”) is a free float-adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. For additional information about the Swiss Market Index, see “Equity Index Descriptions — The Swiss Market Index” in the accompanying underlying supplement.

The S&P/ASX 200 Index. The S&P/ASX 200 Index is designed to be the primary gauge for the Australian equity market, and it is recognized as an investable benchmark in Australia. The S&P/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. For additional information about the S&P/ASX 200 Index, see “Equity Index Descriptions — The S&P/ASX 200 Index” in the accompanying underlying supplement.

Underlying index information as of August 12, 2026
Underlying index	Bloomberg ticker symbol	Current value	Basket weighting
The EURO STOXX 50® Index	SX5E	6,533.99	40.00%
The TOPIX® Index	TPX	4,139.00	25.00%
The FTSE® 100 Index	UKX	10,833.15	17.50%
The Swiss Market Index	SMI	14,449.47	10.00%
The S&P/ASX 200 Index	AS51	9,209.378	7.50%

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The following graph is calculated to show the performance of the basket during the period from January 4, 2021 through August 12, 2026, assuming the underlying indices are weighted as set out above such that the initial basket value was 100 on January 4, 2021 and illustrates the effect of the offset and/or correlation among the underlying indices during that period. The graph does not take into account the participation rate on the notes, nor does it attempt to show your expected return on an investment in the notes. You cannot predict the future performance of any underlying index or of the basket as a whole, or whether increases in the value of any underlying index will be offset by decreases in the values of the other underlying indices. The historical performance of the basket and the degree of correlation among the value trends of the underlying indices (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 4, 2021 through August 12, 2026

The following graphs set forth the daily closing levels for each of the underlying indices for the period from January 4, 2021 through August 12, 2026. We obtained the closing level information above and the information in the graphs from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels and historical performance of the underlying indices should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the valuation date or the closing levels of the underlying indices on the pricing date or the valuation date. There can be no assurance that the basket will appreciate over the term of the notes so that you will receive a positive return on your initial investment in the notes.

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Historical Performance of the EURO STOXX 50® Index January 4, 2021 through August 12, 2026

License Agreement. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. See “Equity Index Descriptions — The STOXX Benchmark Indices — License Agreement” in the accompanying underlying supplement.

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Historical Performance of the TOPIX® Index January 4, 2021 through August 12, 2026

License Agreement. JPMorgan Chase & Co. or its affiliate expects to enter into an agreement with JPX Market Innovation & Research, Inc. (“JPXI”) (or to obtain a sublicense from an affiliate who has entered into a license agreement with JPXI) that would provide it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the TOPIX® Index, which is owned and published by JPXI, in connection with certain securities, including the notes. For more information, see “Equity Index Descriptions — The TOPIX® Index — License Agreement” in the accompanying underlying supplement.

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Historical Performance of the FTSE® 100 Index January 4, 2021 through August 12, 2026

License Agreement. “FTSE®,” “FT-SE®” and “footsie®” are trademarks of London Stock Exchange Group PLC and its affiliates and are used by FTSE Russell under license.  The use of and reference to the FTSE® 100 Index in connection with the notes has been consented to by FTSE Russell.  All rights to the FTSE® 100 Index are owned by FTSE Russell, the publisher of the FTSE® 100 Index.  We, JPMorgan Chase & Co., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE® 100 Index.  In addition, FTSE Russell has no relationship to us, JPMorgan Chase & Co. or the notes.  FTSE Russell does not sponsor, endorse, authorize, sell or promote the notes, and do not have any obligation or liability in connection with the administration, marketing or trading of the notes.  For more information, see “Equity Index Descriptions — The FTSE 100® Index — License Agreement” in the accompanying underlying supplement.

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Historical Performance of the Swiss Market Index January 4, 2021 through August 12, 2026

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with SIX Swiss Exchange Ltd. (“SSE”) providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the SMI®, which is owned and published by SSE, in connection with certain securities, including the notes. For more information, see “Equity Index Descriptions — The Swiss Market Index — License Agreement” in the accompanying underlying supplement.

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Historical Performance of the S&P/ASX 200 Index January 4, 2021 through August 12, 2026

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with S&P Dow Jones Indices LLC that provides it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the S&P/ASX 200 Index, which is owned and published by S&P Dow Jones Indices LLC, in connection with certain securities, including the notes.  For more information, see “Equity Index Descriptions — The S&P/ASX 200 Index — License Agreement” in the accompanying underlying supplement.

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Additional Information about the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and it falls less than three business days prior to the scheduled maturity date, the maturity date of the notes will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 1 note
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the notes:

The estimated value of the notes set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The estimated value of the notes is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates” in this document.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The estimated value of the notes will be lower than the original issue price (price to public) of the notes” in this document.

Secondary market prices of the notes:	For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs

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included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The value of the notes as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the notes for a limited time period.”
Treatment as contingent payment debt instruments:

You should review carefully the section entitled “United States Federal Taxation,” and in particular the subsection thereof entitled “—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments — Program Securities Treated as Contingent Payment Debt Instruments,” in the accompanying prospectus supplement.  Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity.  Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.  The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “United States Federal Taxation” (and in particular the subsection thereof entitled “—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments — Program Securities Treated as Contingent Payment Debt Instruments”) in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Comparable yield and projected payment schedule:	We will determine the comparable yield for the notes and will provide that comparable yield and the related projected payment schedule (or information about how to obtain them) in the pricing supplement for the notes, which we will file with the SEC. The comparable yield for the notes will be determined based upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance. The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield will be.
Supplemental use of proceeds and hedging:	The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” in this document for an illustration of the risk-return profile of the notes and “Basket Overview” in this document for a description of the market exposure provided by the notes.

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The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the notes in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each note.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 3-I dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

• Underlying supplement no. 1-I dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf

• Prospectus supplement and prospectus, each dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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